Exhibit 10.1

PRIVATE AND CONFIDENTIAL

April 7, 2014

Mr. Andrew S. Rosen
Graham Holdings Company
1150 15th Street N.W.
Washington, DC 20071

Dear Andy:

It is a pleasure to welcome you to the corporate team. You became Chairman of Kaplan, Inc. (“Kaplan”) and Executive Vice President of Graham Holdings Company (the “Company”), effective April 1, 2014. In your new position, you will report directly to Don Graham, Chairman of the Board and Chief Executive Officer of the Company, or his designee. Your duties will be as determined by Don or his designee, and will include working with the CEO of Kaplan and serving as a key advisor on education related matters, overseeing SocialCode and Celtic, and leading other corporate initiatives. You will be expected to spend the time necessary to perform your duties in Fort Lauderdale, Washington, DC or wherever your duties take you, though it is up to you where to maintain your residence.

Your annualized base compensation will be $1,625,000 paid on a monthly payroll cycle. Your compensation will be reviewed annually. You will be eligible for a discretionary annual cash incentive bonus target of up to 100% of your base salary, based on your performance and the Company’s achievement of its financial targets. For 2014 and for as long as you remain in these two roles, the “Company achievement” portion of your bonus will be based 50% on Company performance and 50% on Kaplan performance (as measured by the bonus plan for the Kaplan CEO). All bonuses are paid at the time (which will not be later than March 15 of the year following the year in which the applicable bonus is earned), and subject to the same terms, as are customary for bonuses payable to other senior level Company executives. You will also be granted 3,000 Performance Units in the 2013-2016 cycle, and 7,000 Performance Units in a plan which will start in 2015. These awards will be subject to certain standard terms and conditions. Details relating to your Performance Unit awards will be provided shortly.

All other benefits you will receive will be comparable to those afforded to other senior level Company executives, including continued full participation in The Graham Holdings Company Supplemental Executive Retirement Plan (“SERP”) as an Executive Pension Participant. If your employment is terminated at any time before September 1, 2018, you will be given credit as if you had satisfied the Rule of 90 for purposes of calculating the benefit you will be entitled to under the SERP. In order to accomplish that treatment, if your employment terminates for any reason prior to September 1, 2018, you will receive an enhanced retirement benefit under the SERP as follows: your “Unrestricted Benefit” under § 3(a)(i) of the SERP will be computed as if you satisfied the Rule of 90 in § 4.2(b) of the GHC Schedule of The Retirement Plan for Graham Holdings Company, provided however that all components of your Unrestricted Benefit other than the early retirement factor shall be computed using your actual age and years of service. The enhanced benefit shall be payable in the same form and at the same time as your benefit under § 3 of the SERP would otherwise be paid, provided that if your employment with the Company terminates for any reason prior to September 1, 2018, the enhanced retirement benefit described above will not begin earlier than September 1, 2018. Any payments made or accrued before September 1, 2018 shall be based on the provisions of the SERP without regard to the enhancement herein.

You agree that for a period of one year following termination of your employment for any reason, you will be bound by the restrictive covenants set forth on Exhibit A to this letter agreement (the “Restrictive Covenants”).

Should you choose to end your employment with the Company any time before April 1, 2016, provided that you enter into the Separation and Release Agreement substantially in the form attached as Exhibit B (the “Separation Agreement”) and it becomes effective and irrevocable not later than 60 days following the date that your employment terminates, you will receive a one-time lump-sum cash payment of $2,000,000, which will be payable on the 65th day following termination of your employment (subject to the requirements of Section 409A, as set forth below).

If you are terminated by the Company without cause (as determined by the Company in its reasonable discretion), provided that you enter into the Separation Agreement and it becomes effective and irrevocable not later than 60 days following the date that your employment terminates, you will receive (a) a one-time lump-sum cash payment of $3,500,000, which will be payable on the 65th day following termination of your employment (subject to the requirements of Section 409A, as set forth below), and (b) pro-rata vesting in the stock and options in the Company that you hold as of your termination date. Such pro-rata vesting shall be determined by multiplying the number of shares subject to each relevant tranche of unvested equity by a fraction, the numerator of which is the number of full months that have elapsed from the date of grant of such tranche through the date that your employment terminates, and the denominator of which is the total number of full months in the vesting term of such tranche.

Any and all payments described in this letter agreement and the Separation Agreement will be subject to applicable federal, state, local and non-U.S. tax reporting and withholding requirements. This letter agreement and the Separation Agreement shall be interpreted such that the payments made thereunder shall comply with, or be exempt from, Section 409A of the Internal Revenue Code, as amended, and the Treasury Regulations and any applicable guidance thereunder (“Section 409A”). To the extent that the Company determines that any payment or benefit pursuant to this letter agreement or the Separation Agreement is subject to Section 409A, such payment or benefit shall be made at such times and in such forms as the Company determines are required to comply with Section 409A (including, without limitation, in the case of any amount that is payable in connection with termination of your employment, such amount will only be paid in the event that such termination constitutes a “separation from service” within the meaning of Section 409A and will be subject to a six-month delay, in each case, to the extent necessary to comply with Section 409A). However, nothing in this letter agreement shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from you to the Company or to any other individual or entity, and the Company shall not pay any additional payment or benefit in the event that the Company changes the time or form of your payments or benefits in accordance with this paragraph.

The validity, interpretation, construction and performance of this letter agreement will be governed by the laws of the State of New York (without giving effect to any otherwise applicable conflicts of law principles). YOU AND THE COMPANY IRREVOCABLY AGREE TO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY

OR ON BEHALF OF EITHER PARTY RELATED TO OR ARISING OUT OF THIS LETTER AGREEMENT OR THE SEPARATION AGREEMENT. This letter agreement supersedes any and all previous compensation agreements between you and Kaplan and the Company, including that certain letter dated as of June 5, 2009 from The Washington Post Company, but excluding arrangements regarding your outstanding equity awards. This letter agreement does not constitute an employment contract. As with all employees, your relationship with the Company and Kaplan is one of employment-at-will, which allows for termination of this relationship by you, the Company or Kaplan for any or no reason, at any time, with or without notice.

Please indicate your understanding and acceptance of this letter agreement by signing and returning one copy to me; a second copy is enclosed for your records. If you have questions about any of these terms, please let me know. We are very pleased that you have joined us.

Sincerely,

/s/ Ann L. McDaniel

Ann L. McDaniel
Senior Vice President

Agreed and Accepted:

/s/ Andrew S. Rosen         5/18/2014

Andrew S. Rosen            Date